Exhibit 99.1

STARWOOD WAYPOINT RESIDENTIAL TRUST ANNOUNCES

SECOND QUARTER 2014 FINANCIAL AND OPERATING RESULTS

- Improved % Leased on 90-Day Rent Ready Homes to 98.8% and 180-Day Owned Homes to 94.9% -

- Achieved 65.1% NOI Margin on Stabilized Homes -

- Increased Quarterly Revenue 60% Sequentially to $34.3 Million -

- Achieved Core FFO of $0.08 per Diluted Share -

- Invested $421 Million into Single Family Homes and Non-Performing Loan Pools -

- Expanded Debt Facilities to $1.5 Billion -

- Increased NAV per share 5.4% to $31.84 -

- Declared Initial Quarterly Dividend of $0.14 per Common Share -

Oakland, California (August 13, 2014) – Starwood Waypoint Residential Trust (NYSE: SWAY) (the “Company”), a leading single-family rental (“SFR”) Real Estate Investment Trust, today announced its operating and financial results for the Second quarter 2014.

Second Quarter 2014 Highlights

•	Improved the percentage of leased homes at least 90-days past rent-ready to 98.8% at June 30, 2014, from 96.3% at March 31, 2014

•	Improved the percentage of leased homes owned 180 days or longer to 94.9% at June 30, 2014 from 90.4% at March 31, 2014

•	Increased NOI Margin on stabilized home portfolio to 65.1% from 57.6% in the first quarter 2014

•	Total Revenue was $34.3 million, an increase of $12.8 million or 60% from first quarter 2014

•	Core Funds From Operations (“Core FFO”) was $3.0 million or $0.08 per diluted share

•	Acquired 1,943 homes for an estimated total investment of $303.6 million

•	Acquired 1,441 Non-Performing Loans (“NPLs”) for $117.0 million, representing 68.2% of Broker Price Opinion (“BPO”)

•	Expanded revolving SFR credit facility to $1.0 billion and NPL warehouse credit facility to $500 million

•	Increased Net Asset Value (“NAV”) per share from $30.21 to $31.84, representing a 5.4% increase from March 31, 2014

“Since the beginning of the year, we have more than doubled our portfolio of homes and loans from approximately 7,000 to over 14,000 while simultaneously achieving industry-leading leasing metrics and operating margins”, commented Gary Beasley, the Company’s Co-Chief Executive Officer. “We’re very proud of our operating results we achieved for the quarter while continuing to leverage our proprietary technology to source attractive investments across both our SFR and segments.”

Added Doug Brien, Co-Chief Executive Officer, “The continued improvement in our lease percentages demonstrates the effectiveness of our dedicated teams and vertically integrated operating platform as well as strong consumer demand in our target markets. We expect this strong leasing velocity to further drive revenue growth in the third quarter. Enhanced revenue in addition to operating efficiencies will continue to increase Core FFO as the portfolio matures.”

Second Quarter 2014 Financial Results

Core FFO after adjusting for non-comparable items was $3.0 million or $0.08 per share during second quarter 2014 compared to ($5.5) million or ($0.14) per share as reported in first quarter 2014. FFO was ($4.8) million or ($0.12) per share during second quarter 2014 compared to ($9.8) million or ($0.25) per share for first quarter 2014.

Total revenue for the Company grew $12.8 million or 60% to $34.3 million. The increase in revenue resulted from improved operating metrics within the stabilized portfolio, significant growth in the Company’s portfolio of homes during the quarter and gains on the Company’s NPL portfolio. Total expenses of $49.1 million resulted in a loss before other income, income tax expense and non-controlling interests of $14.8 million. The Company’s net loss attributable to common shareholders was $12.1 million, or ($0.31) per share. This compares to a net loss of $15.3 million for the first quarter of 2014, or ($0.39) per share.

For the Company’s stabilized portfolio, Total Revenue as adjusted increased by $10.1 million or 74% to $23.9 million during second quarter 2014. Property operating expenses on the stabilized portfolio were $8.9 million. As a result, Net Operating Income (“NOI”) for the stabilized portfolio increased by $7.3 million or 96% to $15.0 million, for a stabilized portfolio NOI Margin of 65.1%.

Rental Home Portfolio

The following table summarizes key second quarter portfolio statistics compared to the prior quarter:

Rental Home Portfolio

	June 30, 2014	March 31, 2014
Total Rental Portfolio	9,122	7,204
% Leased	77.5%	76.6%
Stabilized Homes	7,076	5,142
% Leased	95.0%	96.4%
Homes Owned 180 Days or Longer	5,909	4,899
% Leased	94.9%	90.4%
Homes 90 Days Past Rent Ready	5,545	4,525
% Leased	98.8%	96.3%

During the second quarter 2014, the Company acquired 1,943 homes for an aggregate estimated total investment of $303.6 million, or approximately $156,230 per home after including estimated investment costs for renovation.

NPL Portfolio

During the second quarter 2014, the Company acquired 1,441 NPLs for $117.0 million, representing 68.2% of BPO. At June 30, 2014, the Company owned 3,080 first lien non-performing loans at a total purchase price of $397.0 million, representing 62.5% of BPO.

Balance Sheet and Financial Activity

At June 30, 2014, the Company had $770.5 million of debt outstanding, with a weighted average interest rate of 3.14%.

In April, the Company’s board of trustees authorized a share repurchase program. Under the program, the Company may purchase up to $150 million of its common shares beginning April 17, 2014 and ending April 17, 2015. Since the initiation of the program, the Company has repurchased approximately 488,000 shares for $12.9 million.

In June, the Company expanded its secured revolving credit facility by $500 million, increasing the capacity to $1.0 billion. The credit facility has a term expiring on February 3, 2017 and includes an option to extend the facility for one additional year. The facility also has an accordion feature that permits the Company to expand the capacity of the facility to $1.25 billion. At June 30, 2014, the outstanding balance on the revolving credit facility was $518.9 million.

In June, the Company entered into an agreement to upsize its existing $350 million warehouse credit facility with Deutsche Bank A.G. to $500 million. The credit facility has a term expiring in September, 2015 with a one-year extension. The additional $150 million of capacity to the warehouse credit facility will be used to finance the acquisition of NPL pools. At June 30, 2014, the Company had utilized approximately $251.6 million of capacity.

As of June 30, 2014, estimated NAV was $31.84 per share as compared to $30.21 per share as of March 31. 2014. The Company’s book value was $27.97 per share as of June 30, 2014.

Subsequent Events

In July, the Company issued $230 million of 3.00% Convertible Senior Notes due 2019.

In July and August, the Company acquired approximately 1,294 NPLs and 146 REO homes in two separate pools for $218.7 million. The $202.4 million purchase price of the NPLs represents approximately 69.2% of the total unpaid principal balance (“UPB”) of $292.6 million and 72.2% of the estimated BPO value of $280.4 million. As of August 11, 2014, the Company had utilized approximately $1.24 billion of its total financing capacity of $1.73 billion.

Dividend

On August 8, 2014, the Company’s Board of Trustees declared an initial dividend of $0.14 per common share, which will be paid on October 15, 2014 to shareholders of record on September 30, 2014.

Second quarter 2014 Conference Call

A conference call is scheduled on Wednesday, August 13, 2014, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended June 30, 2014. The domestic dial-in number is 1-877-705-6003 (for U.S. and Canada) and the international dial-in number is 1-201-493-6725 (passcode not required). An audio webcast may be accessed at www.starwoodwaypoint.com, in the investor relations section. A replay of the call will be available through September 13, 2014, and can be accessed by calling 1-877-870-5176 (U.S. and Canada) or 1-858-384-5517 (international), replay pin number 13586614, or by using the link at www.starwoodwaypoint.com, in the Investor Relations section.

Additional information

A copy of the second quarter 2014 Supplemental Information Package and this press release are available on the Company’s website at www.starwoodwaypoint.com. This information has also been furnished to the SEC in a Current Report on Form 8-K.

About Starwood Waypoint Residential Trust

Starwood Waypoint Residential Trust is a Real Estate Investment Trust (“REIT”) that acquires, renovates, leases, maintains and manages single-family homes. Starwood Waypoint Residential Trust is Reinventing Renting™ by building a leading, nationally recognized brand that is based on a foundation of respect for its residents and the communities in which it operates. The Company also invests in non-performing loans to supplement its growth, and seeks optimal resolutions for each loan by working with interested and qualified borrowers to find the most appropriate solutions to keep them in their homes, or alternatively converting loans into homes for rent or sale.

Forward Looking Statements

The statements herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve significant risks and uncertainties, which are difficult to predict, and are not guarantees of future performance. Such statements can generally be identified by words such as “anticipates,” “expects,” “intends,” “will,” “could,” “believes,” “estimates,” “continue,” and similar expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in, or implied by, the forward-looking statements. Factors that could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, as well as our ability to make distributions to our shareholders, include, but are not limited to: expectations regarding the timing of generating revenues; changes in our business and growth strategies; volatility in the real estate industry, interest rates and spreads, the debt or equity markets, the economy generally or the rental home market specifically; events or circumstances that undermine confidence in the financial markets or otherwise have a broad impact on financial markets; declines in the value of homes, and macroeconomic shifts in demand for, and competition in the supply of, rental homes; the availability of attractive investment opportunities in homes that satisfy our investment objective and business and growth strategies; the impact of changes to the supply of, value of and the returns on distressed and non-performing residential mortgage loans; our ability to convert the homes and distressed and non-performing residential mortgage loans we acquire into rental homes generating attractive returns; our ability to successfully modify or otherwise resolve distressed and non-performing residential mortgage loans; our ability to lease or re-lease our rental homes to qualified residents on attractive terms or at all; the failure of residents to pay rent when due or otherwise perform their lease obligations; our ability to manage our portfolio of rental homes; the concentration of credit risks to which we are exposed; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our relationships with Starwood Capital Group and our manager and their ability to retain qualified personnel; potential conflicts of interest; unanticipated increases in financing and other costs; our expected leverage; changes in governmental regulations, tax laws and rates and similar matters; limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes; and estimates relating to our ability to make distributions to our shareholders in the future. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by us with the Securities and Exchange Commission from time to time. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements appearing herein, whether as a result of new information, future events or otherwise.

Starwood Waypoint Residential Trust

Balance Sheets

(Unaudited, in thousands, except share and per share data)

	June 30, 2014	December 31, 2013
ASSETS
Investments in real estate
Land	$272,610	$140,076
Building and improvements	1,170,016	604,839

Total investment in properties	1,442,626	744,915
Less: accumulated depreciation	(17,525)	(5,730)

Investment in real estate properties, net	1,425,101	739,185
Real estate held for sale, net	13,383	10,168

Total investments in real estate, net	1,438,484	749,353
Non-performing loans	178,311	214,965
Non-performing loans (fair value option)	218,797	—
Resident and other receivables, net	8,029	1,261
Cash and cash equivalents	17,151	44,613
Restricted cash	35,261	3,331
Deferred financing costs, net	13,318	—
Other assets	22,709	4,885

Total assets	$1,932,060	$1,018,408

LIABILITIES AND EQUITY
Liabilities:
Credit facilities	$770,541	$—
Accounts payable and accrued expenses	58,199	22,434
Resident security deposits and prepaid rent	11,742	3,918

Total liabilities	840,482	26,352

Equity:
Common shares, at par	391	—
Additional paid-in capital	1,117,026	1,018,267
Accumulated deficit	(26,503)	(27,848)

Total common shareholders’ equity	1,090,914	990,419
Non-controlling interests	664	1,637

Total equity	1,091,578	992,056

Total liabilities and equity	$1,932,060	$1,018,408

Starwood Waypoint Residential Trust

Statements of Operations

(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Rental revenues	$23,602	$2,889	$37,367	$4,013
Other property revenues	890	64	1,369	105
Realized gain on non-performing loans, net	3,357	1,114	5,200	1,473
Realized gain on loan conversions, net	6,483	—	11,897	—

Total revenues	34,332	4,067	55,833	5,591
Expenses
Property operating and maintenance	7,791	1,161	13,823	1,711
Real estate taxes and insurance	4,468	720	7,611	1,343
Mortgage loan servicing costs	5,139	2,378	10,021	2,378
Non-performing loan management fees and expenses	1,871	1,575	4,286	2,425
General and administrative	4,444	3,834	9,814	5,645
Share-based compensation	2,130	—	2,459	—
Investment management fees	3,993	—	6,750	—
Separation costs	—	—	3,543	—
Acquisition fees expensed and property management engagement costs	186	290	447	588
Interest expense, including amortization	5,191	—	6,691	—
Depreciation and amortization	7,243	767	12,716	1,424
Finance related expenses and write-off of loan costs	5,441	—	5,441	—
Impairment of real estate	1,233	192	2,067	247

Total expenses	49,130	10,917	85,669	15,761

Loss before other income, income tax expense and non-controlling interests	(14,798)	(6,850)	(29,836)	(10,170)

Other income (expense)
Realized (loss) gain on sales of investments in real estate, net	(56)	578	(201)	665
Unrealized gain non-performing loans, net	3,641	—	3,641	—
Loss on derivative financial instruments, net	(470)	—	(470)	—

Total other income (expense)	3,115	578	2,970	665

Loss before income tax expense and non-controlling interests	(11,683)	(6,272)	(26,866)	(9,505)
Income tax expense	350	46	485	208

Net loss	(12,033)	(6,318)	(27,351)	(9,713)
Net (income) loss attributable to non-controlling interests	(83)	10	(73)	16

Net loss attributable to common shareholders	$(12,116)	$(6,308)	$(27,424)	$(9,697)

Weighted average shares outstanding - basic and diluted	39,079,365	39,110,969	39,091,796	39,110,969

Net loss per common share
Basic and diluted	$(0.31)	$(0.16)	$(0.70)	$(0.25)

Definitions of Non-GAAP Financial Measures

FFO and Core FFO

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss (computed in accordance with accounting principles generally accepted in the United States (“GAAP”)) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures.

We believe that FFO is a meaningful supplemental measure of the operating performance of our single-family home business because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated homes, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the homes that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of the homes, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

We believe that Core FFO is a meaningful supplemental measure of our operating performance for the same reasons as FFO and adjusting for non-routine items that when excluded allows for more comparable periods. Our Core FFO begins with FFO as defined by the NAREIT White Paper and is adjusted for: share-based compensation, non-recurring costs associated with the separation, acquisition fees expensed and property management engagement costs, write-off of loan costs, loss on derivative financial instruments, amortization of derivative financial instruments cost and other non-comparable items as applicable.

Management also believes that FFO/Core FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO/Core FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO/Core FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT or similar Core FFO definition. For a reconciliation of FFO and Core FFO to net loss attributable to common shareholders determined in accordance with GAAP, please see below.

Starwood Waypoint Residential Trust

FFO and Core FFO

(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Reconciliation of net loss to FFO
Net loss attributable to common shareholders	$(12,116)	$(6,308)	$(27,424)	$(9,697)
Add (deduct) adjustments to net loss to get to FFO:
Depreciation and amortization on real estate assets	7,243	767	12,716	1,424
Non-controlling interests	83	(10)	73	(16)

Subtotal - FFO	(4,790)	(5,551)	(14,635)	(8,289)
Add (deduct) adjustments to FFO to get to Core FFO:
Share-based compensation	2,130	—	2,459	—
Separation costs	—	—	3,543	—
Acquisition fees expensed and property management engagement costs	186	290	447	588
Write-off of loan costs	5,032	—	5,032	—
Loss on derivative financial instruments, net	470	—	470	—
Amortization of derivative financial instruments cost	(50)	—	(50)	—

Core FFO	$2,978	$(5,261)	$(2,734)	$(7,701)

Core FFO per share - basic and diluted	$0.08	$(0.13)	$(0.07)	$(0.20)

Weighted average shares - basic and diluted	39,079,365	39,110,969	39,091,796	39,110,969

Estimated Net Asset Value (“NAV”)

We define Estimated NAV as the estimated value of all assets net of liabilities. To calculate the Estimated NAV, the historical net investments in real estate and NPLs at carrying value are deducted from total shareholders’ equity and the Estimated SFR Value and NPL Value are added (see table below). The costs of selling properties in the portfolio, including commissions and other related costs are not deducted for the purpose of calculating the Estimated SFR Value and Estimated NAV. Further, future promoted interests on the NPL portfolio are not deducted for the purpose of calculating Estimated SFR & NPL Value and Estimated NAV. We consider Estimated NAV to be an appropriate supplemental measure as it illustrates the estimated imbedded value in our SFR portfolio and NPL portfolio that is carried on our balance sheet primarily at cost. The Estimated SFR Value, Estimated NPL Value and Estimated NAV are non-GAAP financial measures. However, they are provided for informational purposes to be used by investors in assessing the value of the assets. A reconciliation of total shareholders’ equity to Estimated NAV is provided below.

Starwood Waypoint Residential Trust

Estimated Net Asset Value

(Unaudited, in thousands, except share and per share data)

	June 30, 2014
	Amount	Per Share
Investments in real estate properties, gross	$1,442,626	$36.98
Less: Accumulated depreciation	(17,525)	(0.44)
Add: Real estate held for sale, net	13,383	0.34

Investments in real estate, net	1,438,484	36.88
Add: Increase in estimated fair value of investments in real estate	250,459	6.42
Less: Estimated renovation reserve	(155,551)	(3.99)

Estimated SFR Value	1,533,392	39.31
Non-performing loans	178,311	4.57
Non-performing loans (fair value option)	218,797	5.61
Add: Increase in estimated fair value of non-performing loans	56,076	1.44

Estimated NPL Value	453,184	11.62

Estimated SFR & NPL Value	$1,986,576	$50.93

Total shareholders’ equity	1,090,914	27.97
Less: Investments in real estate, net	(1,438,484)	(36.88)
Less: Non-performing loans	(178,311)	(4.57)
Less: Non-performing loans (fair value option)	(218,797)	(5.61)
Add: Estimated SFR & NPL Value	1,986,576	50.93

Estimated NAV	$1,241,898	$31.84

Number of Shares		39,007,239

These metrics should be considered along with other available information in valuing and assessing us, including our GAAP financial measures and other cash flow and yield metrics. These metrics should not be viewed as a substitute for book value, net investments in real estate, equity, net income or cash flows from operations prepared in accordance with GAAP, or as measures of profitability or liquidity. Further, not all REITs compute the same non-GAAP measure; therefore, there can be no assurance that our basis for computing this non-GAAP measure is comparable with that of other REITs.

Certain terms as used in this earnings release are defined and further explained in the second quarter 2014 “Supplemental Operating & Financial Data” section of the full earnings release available on the Company’s website at www.starwoodwaypoint.com.

Contact: Media Relations

Jason Chudoba

Phone: 646-277-1249

Email: Jason.chudoba@icrinc.com

Investor Relations

Phone: 510-987-8308

Email: IR@waypointhomes.com